NEWS RELEASE

                                            Contact: William J. Small
[LOGO] FIRST DEFIANCE                                Chairman, President and CEO
       FINANCIAL CORP.                               (419) 782-5015
                                                     bsmall@first-fed.com

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For Immediate Release

                        FIRST DEFIANCE ANNOUNCES ISSUANCE
                          OF TRUST PREFERRED SECURITIES


      DEFIANCE, OHIO (October 28, 2005) - First Defiance Financial Corp. (Nasdaq
FDEF), the parent company of First Federal Bank of the Midwest, announced today that it has completed an issuance of $20 million aggregate principal amount Pooled Floating Rate Capital Securities. These securities have a 30-year maturity and are redeemable by the Company after five years. The securities pay a floating interest rate based on three-month LIBOR plus 138 basis points and reprice quarterly.

      The proceeds from the issuance will be used for general corporate purposes including the repurchase of the Company's common stock.

      "This issuance will solidify our capital base and it will be non-dilutive to the Company's shareholders," said William J. Small, Chairman, President and CEO of First Defiance. "We are pleased to be able to take advantage of the pooled trust preferred structure in issuing these securities."

      The newly issued securities are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

ABOUT FIRST DEFIANCE FINANCIAL CORP.

      First Defiance Financial Corp., headquartered in Defiance, Ohio, is the holding company for First Federal Bank of the Midwest and First Insurance and Investments. First Federal operates 25 full service branches and 31 ATM locations in northwest Ohio. First Insurance and Investments is the largest property and casualty insurance agency in the Defiance, Ohio area and it also specializes in life and group health insurance and financial planning.

For more information, visit the company's Web site at www.fdef.com.
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Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by First Defiance Financial Corp. with the Secruities and Exchange Commission from time to time. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time or on behalf of the Company.